BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

260203

Filed in the Office of	Business Number E0335932007-6
Barbara K. Cegavske	Filing Number 20180553690-49
Secretary of State State Of Nevada	Filed On 12/26/2018
	Number of Pages 1

Certificate of Reinstatement

(PURSUANT TO NRS CHAPTERS 78, 78A, 80, 81, 82, 84, 86, 87, 88 AND 89)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Reinstatement
(For Entities Governed by NRS Chapters 78, 78A, 80, 81, 82, 84, 86, 87, 88 and 89)

1. Name of Entity:

RANGER GOLD, CORP

2. Entity Number: E0335932007-6

3. Signature:

I declare under penalty of perjury that the reinstatement has been authorized by a court of competent jurisdiction or by the duly elected board of directors of the entity or if the entity has no board of directors, its equivalent of such board.

I declare, to the best of my knowledge under penalty of perjury, that the information contained herein is correct and acknowledge that pursuant to NRS 239.330, it is a category C felony to knowingly offer any false or forged instrument for filing in the Office of the Secretary of State.

X [signature]
Signature of Officer or other Authorized Signature

Date: 12/20/2018

This form must be accompanied by appropriate fees.